Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF ATOSSA THERAPEUTICS, INC.

Atossa Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: That the current name of the Corporation is Atossa Therapeutics, Inc., and the Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) on April 30, 2009 under the name Atossa Genetics Inc.

SECOND: That the Corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 8, 2012 (as subsequently amended, the “Certificate of Incorporation”).

THIRD: That pursuant to and in accordance with Section 242 of the DGCL, this Certificate of Amendment hereby further amends the provisions of the Certificate of Incorporation as follows:

a. The first paragraph of the “Capital Stock” section of Article IV is hereby amended and restated to read as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is Three Hundred Sixty Million (360,000,000) shares, consisting of Three Hundred Fifty Million (350,000,000) shares of common stock, par value $0.18 per share (the “Common Stock”), and Ten Million (10,000,000) shares of preferred stock, par value $0.001 per share (the “Undesignated Preferred Stock”).”

FOURTH: This Certificate of Amendment to the Certificate of Incorporation was duly authorized and adopted by the Corporation’s Board of Directors (the “Board”) and stockholders in accordance with the provisions of Section 242 of the DGCL.

FIFTH: This Certificate of Amendment to the Certificate of Incorporation shall be effective immediately upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be executed by Steven C. Quay, M.D., Ph.D., its Chairman of the Board, President and Chief Executive Officer, this 27th day of June 2024.

ATOSSA THERAPEUTICS, INC.

By: /s/ Steven C. Quay

Name: Steven C. Quay, M.D., Ph.D.

Title: Chairman of the Board, President and Chief Executive Officer